As filed with the United States Securities and Exchange Commission on October 23, 2007
Registration No. 333-114816

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO REGISTRATION STATEMENT ON FORM S-1 ON REGISTRATION STATEMENT ON FORM S-3 UNDER THE SECURITIES ACT OF 1933

HILL INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0953973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Lippincott Centre Marlton, New Jersey 08053 (856) 810-6200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Irvin E. Richter Chairman and Chief Executive Officer Hill International, Inc. 303 Lippincott Centre Marlton, New Jersey 08053 (856) 810-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey A. Baumel, Esq. Jeremy L. Hirsh, Esq. McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, New Jersey 07102 (973) 622-4444

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This post-effective amendment No. 4 to Form S-1 on Form S-3 is being filed with respect to the 300,000 Underwriters’ Units, the 600,000 Underwriters’ Warrants included as part of the Underwriters’ Units and the 300,000 shares of common stock included as part of the Underwriters’ Units.

The information in this prospectus supplement and accompanying prospectus is not complete and may be changed. We may not sell these securities until the prospectus supplement is delivered. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 23, 2007
PRELIMINARY PROSPECTUS

HILL INTERNATIONAL, INC.
300,000 Underwriters’ Units
600,000 Underwriters’ Warrants
300,000 Shares of Common Stock

This prospectus relates to 300,000 underwriters’ units of the Company, which we refer to as the underwriters’ units. Each underwriters’ unit consists of one share of common stock and two underwriters’ warrants. This prospectus also relates to the 300,000 shares of common stock, $0.0001 par value per share, of the Company, that constitute part of the underwriters’ units, and to the 600,000 underwriters’ warrants that constitute part of the underwriters’ units, which we refer to as the underwriters’ warrants. Each underwriters’ warrant entitles the holder thereof, upon exercise, to purchase one share of our common stock at a price of $6.25 per share.

Our common stock is listed for trading on the Nasdaq Global Market under the trading symbol "HINT." On October 18, 2007, the last reported sale price of our common stock on Nasdaq was $10.12.

Investing in our common stock involves certain risks. You should read this entire prospectus and the applicable prospectus supplement carefully before you make your investment decision. Please carefully consider the “Risk Factors" beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   , 2007

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS	i
WHERE YOU CAN FIND MORE INFORMATION	i
INCORPORATION BY REFERENCE	ii
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	iii
ABOUT HILL INTERNATIONAL, INC.	1
RISK FACTORS	1
USE OF PROCEEDS	8
DIVIDEND POLICY	8
DESCRIPTION OF SECURITIES	8
PLAN OF DISTRIBUTION	8
INDEMNIFICATION	8
LEGAL MATTERS	9
EXPERTS	9

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and in an applicable prospectus supplement, if any, or in any amendment to this prospectus. We have not authorized any other person to provide you with different information, and if anyone provides, or has provided, you with different or inconsistent information, you should not rely on it. We will not make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we filed previously with the SEC and incorporated herein by reference is accurate only as of the date of the document containing the information.

In this prospectus, references to “the Company,” “we,” “us,” “our,” “registrant” and “Hill” refer to Hill International, Inc. and its consolidated subsidiaries.

This prospectus relates to 300,000 underwriters’ units of the Company, which we refer to as the underwriters’ units. Each underwriters’ unit consists of one share of common stock and two underwriters’ warrants. This prospectus also relates to the 300,000 shares of common stock, $0.0001 par value per share, of the Company, that constitute part of the underwriters’ units, and to the 600,000 underwriters’ warrants that constitute part of the underwriters’ units, which we refer to as the underwriters’ warrants. Each underwriters’ warrant entitles the holder thereof, upon exercise, to purchase one share of our common stock at a price of $6.25 per share.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and accordingly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Members of the public may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

i

In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database system. Copies of this registration statement and its exhibits, as well as of our annual reports, quarterly reports, proxy statements and other filings, may be examined without charge via the EDGAR database. The internet address of the EDGAR database is http://www.sec.gov.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus.

Requests for such documents should be addressed in writing or by telephone to:

William H. Dengler, Jr.
Senior Vice President, General Counsel and Secretary
Hill International, Inc.
303 Lippincott Centre
Marlton, NJ 08053
Telephone: (856) 810-6200

INCORPORATION BY REFERENCE

We have filed the following documents with the SEC (SEC File No. 000-50781), which are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

(b)	The Company’s Definitive Proxy Statement on Schedule 14A filed June 6, 2006;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007;

(d)	The Company’s Current Reports on Form 8-K filed March 6 and October 16, 2007; and

(e)
The description of the Common Stock included in the section entitled “Description of Securities” in the registration statement on Form S-1 filed with the SEC on April 23, 2004, as amended by amendment no. 1 on Form S-1/A, filed with the SEC on May 28, 2004.

All documents filed after the date hereof by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, excluding those filings made under items 2.02 or 7.01 of Form 8-K, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from their respective dates of filing until the information contained in such documents superseded or updated by any subsequently filed document which is incorporated by reference into this registration statement.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this paragraph for purposes of complying with these safe harbor provisions. You can identify these forward-looking statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or financial condition or state other "forward-looking" information.

We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which Hill is engaged;

•	fluctuations in client demand;

•	management of rapid growth;

•	general economic conditions;

•	Hill's business strategy and plans; and

•	the results of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Hill undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

iii

ABOUT HILL INTERNATIONAL, INC.

We provide fee-based project management and construction claims services to clients worldwide, but primarily in the United States, Europe, the Middle East and Asia/Pacific. Our clients include the United States and other national governments and their agencies, state and local governments and their agencies and the private sector. Our company was incorporated in Delaware in 2004, under the name Arpeggio Acquisition Corporation, as a specified purpose acquisition corporation. On June 28, 2006, we merged with Hill International, Inc., a Delaware corporation, and our company was the surviving entity of the merger. Following the merger, we changed the name of our company to Hill International, Inc. We are organized into two key operating segments: the Project Management Group and the Construction Claims Group.

In our Project Management Group, we provide construction management services which include program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreements and management consulting. In our Construction Claims Group, we advise clients in order to assist them in preventing or resolving claims and disputes based upon schedule delays, cost overruns and other problems on major construction projects worldwide.

Our executive and operating offices are located at 303 Lippincott Centre, Marlton, New Jersey 08053. The telephone number at our executive office is (856) 810-6200. We maintain a website at www.hillintl.com. The information contained on our website is not a part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this report in evaluating your investment in Hill securities and any investment you decide to make in the common stock of Hill.

The value of your investment in Hill is subject to the significant risks inherent in the construction management and claims consulting business. You should carefully consider the risks and uncertainties described below and other information included in this report. If any of the events described below occur, our business and financial results could be adversely affected in a material way. This could cause the trading price of our equity securities to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks Related to Our Business and Operations

We have had operating losses in two of our past five fiscal years.

We have not had a consistent record of operating profits. During the 2003 and 2004 fiscal years, we reported net losses of approximately $424,000 and approximately $529,000, respectively. Due to our history of operating losses in those years, it is difficult for you to evaluate our prospects for future earnings based on past performance. We cannot provide any assurance that we will be profitable in our 2007 fiscal year or in any other fiscal year in the future. If we fail to achieve consistent profitability, the value of your investment would be negatively impacted.

We depend on long-term government contracts, many of which are funded on an annual basis. If appropriations are not made in subsequent years of a multiple-year contract, we will not realize all of our potential revenue and profit from that project.

A significant amount of our revenues is derived from contracts with agencies and departments of national, state and local governments, as well as foreign governments. During the 2004, 2005 and 2006 fiscal years and during the six month periods ended July 1, 2006 and June 30, 2007, approximately 74.5%, 69.2%, 54.7%, 59.4% and 54.4%, respectively, of our total revenues were derived from contracts with government entities.

Most government contracts are subject to the continuing availability of legislative appropriation. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent fiscal year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing priorities for appropriation, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on government contracts, then we will not realize all of our potential revenue and profit from those contracts.

Because we depend on government contracts for a significant portion of our revenue, our inability to win profitable government contracts could harm our operations and adversely affect our net income.

Total revenues from federal government contracts and state and local government contracts represented approximately 8.3% and 31.5%, respectively, of our total revenues during fiscal year 2006 and approximately 7.2% and 32.6%, respectfully, of our total revenues during the six month period ended June 30, 2007 and revenues from foreign government contracts represented approximately 14.9% of our fiscal year 2006 total revenues and 14.5% of our total revenues for the six month period ended June 30, 2007. Our inability to win profitable government contracts could harm our operations and adversely affect our net income. Government contracts are typically awarded through a heavily regulated procurement process. Some government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn, may require us to make sustained post-award efforts to reduce costs under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts may be negatively impacted. Also, some of our federal government contracts require U.S. government security clearances. If we or certain of our personnel were to lose these security clearances, our ability to continue performance of these contracts or to win new contracts requiring a clearance may be negatively impacted.

We depend on contracts that may be terminated by our clients on short notice, which may affect our ability to recognize all of our potential revenue and profit from the project.

Substantially all of our contracts are subject to termination by the client either at its convenience or upon our default. If one of our clients terminates a contract at its convenience, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profit from that contract. If one of our clients terminates the contract due to our default, we could be liable for excess costs incurred by the client in re-procuring services from another source, as well as other costs.

Our contracts with governmental agencies are subject to audit, which could result in adjustments to reimbursable contract costs or, if we are charged with wrongdoing, possible temporary or permanent suspension from participating in government programs.

Our books and records are subject to audit by the various governmental agencies we serve and by their representatives. These audits can result in adjustments to reimbursable contract costs and allocated overhead. In addition, if as a result of an audit, we or one of our subsidiaries is charged with wrongdoing or the government agency determines that we or one of our subsidiaries is otherwise no longer eligible for federal contracts, then we or, as applicable, that subsidiary, could be temporarily suspended or, in the event of convictions or civil judgments, could be prohibited from bidding on and receiving future government contracts for a period of time. Furthermore, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which non-government contractors are not, the results of which could have a material adverse effect on our operations.

We submit change orders to our customers for work we perform beyond the scope of some of our contracts. If our customers do not approve these change orders, our net income and results of operations could be adversely impacted.

We typically submit change orders under some of our contracts for payment for work performed beyond the initial contractual requirements. The applicable customers may not approve or may contest these change orders and we cannot assure you that these claims will be approved in whole, in part or at all. If these claims are not approved, our net income and results of operations could be adversely impacted.

Our business and operating results could be adversely affected by losses under fixed-price contracts.

We sometimes enters into fixed-price contracts that require us to either perform all work under the contract for a specified lump-sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. Approximately $10.8 million, or approximately 5.5% of our total revenue for fiscal 2006, was derived from fixed-price contracts. Fixed-price contracts expose us to a number of risks not inherent in cost-plus contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, delays beyond our control, failures of subcontractors to perform and economic or other changes that may occur during the contract period. Losses under fixed-price contracts could have a material adverse effect on our business.

Our backlog of uncompleted projects under contract or awarded is subject to unexpected adjustments and cancellations, including future appropriations by the applicable contracting government agency, and is, therefore, an uncertain indicator of our future revenues and profits.

At June 30, 2007, our backlog of uncompleted projects under contract or awarded was approximately $294 million. We can not assure you that the revenues attributed to uncompleted projects under contract will be realized or, if realized, will result in profits.

Many projects may remain in our backlog for an extended period of time because of the size or long-term nature of the contract. In addition, from time to time projects are scaled back or cancelled. These types of backlog reductions adversely affect the revenue and profit that we ultimately receive from contracts reflected in our backlog. Included in our backlog is the maximum amount of all indefinite delivery/indefinite quantity ("ID/IQ"), or task order, contracts, or a lesser amount if we do not reasonably expect to be issued task orders for the maximum amount of such contracts. We can not provide any assurance that we will in fact be awarded the maximum amount of such contracts.

We depend on the continued services of certain executive officers. We cannot assure you that we will be able to retain the services of these individuals.

We are dependent upon the efforts and service of certain executive officers, particularly Irvin E. Richter, our Chairman and Chief Executive Officer, and David L. Richter, our President and Chief Operating Officer, because of their knowledge, experience, skills and relationships with major clients. Irvin E. Richter has served as our Chief Executive Officer since 1976. We have employment agreements with these individuals which contain non-competition covenants which survive their actual term of employment. We also maintain key-man life insurance coverage for Irvin E. Richter. Nevertheless, were we to lose the services of these individuals for any reason, that could have an adverse effect on our operations.

Our ability to grow and compete in our industry will be harmed if we do not retain the continued service of our key management, sales and technical personnel and identify, hire and retain additional qualified personnel.

There is intense competition for qualified management, sales and technical personnel in the industry sectors in which we compete. We may not be able to continue to attract and retain qualified personnel who are necessary for the development of our business or to replace qualified personnel. Any growth we experience is expected to place increased demands on our resources and will likely require the addition of personnel and the development of additional expertise by existing personnel. Also, some of our personnel hold security clearance levels required to obtain government projects and, if we were to lose some or all of these personnel, they may be difficult to replace. Loss of the services of, or failure to recruit, key personnel could limit our ability to complete existing projects successfully and to compete for new projects.

Our dependence on subcontractors, partners and specialists could adversely affect our business.

We rely on third-party subcontractors as well as third-party strategic partners and specialists to complete our projects. To the extent that we cannot engage such subcontractors, partners or specialists or cannot engage them on a competitive basis, our ability to complete a project in a timely fashion or at a profit may be impaired. If we are unable to engage appropriate strategic partners or specialists in some instances, we could lose the ability to win some contracts. In addition, if a subcontractor or specialist is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition or over-commitment of its resources, we may be required to purchase the services from another source at a higher price. This may reduce the profit to be realized or result in a loss on a project for which the services were needed.

If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.

We sometimes enter into joint venture subcontracts and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends on the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner's performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.

Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage.

Our services involve significant risks of professional and other liabilities that may substantially exceed the fees that we derive from our services. In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of potential liabilities from the operation of our business.

We currently maintain comprehensive general liability, umbrella and professional liability insurance policies. Professional liability policies are "claims made" policies. Thus, only claims made during the term of the policy are covered. Additionally, our insurance policies may not protect us against potential liability due to various exclusions and retentions. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

International operations expose us to legal, political and economic risks in different countries and currency exchange rate fluctuations could adversely affect our financial results.

During our 2004, 2005 and 2006 fiscal years and during the six month periods ended July 1, 2006 and June 30, 2007, revenues attributable to our international operations were 28.1%, 34.6%, 49.1%, 47.0% and 54.1%, respectively. We expect the percentage of revenues attributable to our international operations to increase. There are risks inherent in doing business internationally, including:

• lack of developed legal systems to enforce contractual rights;

• greater risk of uncollectible accounts and longer collections cycles;

• currency exchange rate fluctuations;

• imposition of governmental controls;

• political and economic instability;

• changes in U.S. and other national government policies affecting the markets for Hill's services;

• changes in regulatory practices, tariffs and taxes;

• potential non-compliance with a wide variety of non-U.S. laws and regulations; and

• general economic and political conditions in these foreign markets.

Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

Changes to the laws of the foreign countries in which we operate may adversely affect our international operations.

We have contracts to perform services for projects located in a number of foreign countries, including, Canada, the United Kingdom, Germany, Romania, Macedonia, Serbia, Croatia, Latvia, Greece, Turkey, Egypt, Libya, Iraq, Kuwait, Bahrain, Qatar, Saudi Arabia, the United Arab Emirates, China, Singapore, Malaysia, Vietnam, South Korea and Australia. We expect to have additional similar contracts in the future. In addition, we have offices in over 25 foreign countries. The laws and regulations in the countries in which we are working on projects or in which we have offices might change. Such changes could have a material adverse effect on our business.

Our business sometimes requires our employees to travel to and work in high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs.

Many of our employees often travel to and work in high security risk countries around the world that are undergoing or that may undergo political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we have employees working in Iraq, a high security risk country with substantial civil unrest and acts of terrorism. As a result, we may be subject to costs related to employee injury, repatriation or other unforeseen circumstances.

We have acquired and may continue to acquire businesses as strategic opportunities arise and may be unable to realize the anticipated benefits of those acquisitions.

Since 1998, we have acquired nine businesses and our strategy is to continue to expand and diversify our operations with additional acquisitions as strategic opportunities arise. Some of the risks that may affect our ability to realize any anticipated benefits from companies that we acquire include:

• unexpected losses of key personnel or clients of the acquired business;

• difficulties arising from the increasing scope, geographic diversity and complexity of our operations;

• diversion of management's attention from other business concerns; and

• adverse effects on existing business relationships with clients.

In addition, managing the growth of our operations will require us to continually improve our operational, financial and human resources management systems and other internal systems and controls. If we are unable to manage any growth effectively or to successfully integrate any acquisitions, that could have a material adverse effect on our business.

We cannot be certain that we will be able to raise capital or obtain debt financing to meet our future capital needs.

We are currently party to a revolving credit agreement to assist in funding working capital needs and for potential future acquisitions. This agreement contains certain covenants with respect to minimum net worth, total debt to EBITDA ratios, fixed charge coverage ratios, billed accounts receivable to total debt ratios as well as other financial covenants. If our operating results are not as positive as we expect, that could cause us to be in default of these covenants. In addition, our current revolving credit agreement may not provide us with sufficient credit to meet all of the future financial needs of our business. There is no guarantee that we could increase the availability under our current revolving credit agreement or obtain alternative debt or equity financing on terms that would be acceptable to us, or at all.

Risks Related to Ownership of Our Common Stock

The market price for our common stock could be volatile and could decline, resulting in a substantial or complete loss of your investment.

The stock markets, including the Nasdaq Global Market, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	actual or anticipated differences in our operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	speculation in the press or investment community;

•	actions by institutional shareholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

Future sales of our common stock may depress the price of our common stock.

As of October 10, 2007, there were approximately 26.9 million shares of our common stock outstanding. Following the effectiveness of the registration statement of which this prospectus is a part and as a result of our call of our public warrants on October 23, 2007, an aggregate of approximately 11.2 million additional shares of our common stock may be issued. Sales of a substantial number of these shares in the public market could decrease the market price of our common stock. In addition, the perception that such sales might occur may cause the market price of our common stock to decline. Future issuances or sales of our common stock could have an adverse defect on the market price of our common stock.

Voting control by four of our directors and one stockholder may limit your ability to influence the outcome of director elections and other matters requiring stockholder approval.

Five persons who are parties to a voting agreement dated June 28, 2006 (Irvin Richter, David Richter, Brady Richter, Eric Rosenfeld and Arnaud Ajdler) own approximately 60% of our voting stock. These persons have agreed to vote for each other's designees to our board of directors through director elections in 2008. Accordingly, they will be able to control the election of directors and, therefore, our policies and direction during the term of the voting agreement. This concentration of ownership and voting agreement could have the effect of delaying or preventing a change in our control or discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

USE OF PROCEEDS

The amount of the proceeds we will receive from the issuance of the underwriters’ units covered by this prospectus depends on the number of unit purchase options held by the underwriters which are exercised for the exercise price of $9.90 per unit purchase option. The unit purchase options also may be exercised in a cashless manner. If all of the unit purchase options are exercised in a cashless manner, there will not be any proceeds to us from the issuance of the underwriters’ units. If all of the unit purchase options are exercised at the exercise price of $9.90 per unit, the proceeds to us will be $2.97 million. We do not know if the holders of the underwriters’ unit purchase options will exercise any of their unit purchase options for the $9.90 exercise price.

We intend to use the net proceeds, if any, for working capital, or for other general corporate purposes. We may also use a portion of the net proceeds to fund acquisitions of claims consulting and/or construction management firms.

DIVIDEND POLICY

We currently intend to retain all of our earnings to finance our operations, repay any outstanding indebtedness and fund our future growth. We do not expect to pay any dividends on our common stock for the foreseeable future.

DESCRIPTION OF SECURITIES

The description of the securities covered by this prospectus is contained in our proxy statement filed with the SEC on June 6, 2006, under the heading “Description of Arpeggio Common Stock and Other Securities -Common Stock,” and that description is incorporated herein by reference.

PLAN OF DISTRIBUTION

The underwriters’ units covered by this prospectus will be issued only in the event that the holders of the underwriters’ unit purchase options exercise those unit purchase options. The underwriters’ warrants which constitute part of the underwriters’ units will be immediately exercisable once the underwriters’ units are issued. The shares of common stock which constitute a part of the underwriters’ units will be freely tradable as of the effective date of the amendment to the registration statement.

We do not know if or when the underwriters’ unit purchase options will be exercised. We also do not know if or when the underwriters’ warrants will be exercised, or whether any of the shares of common stock that constitute part of the underwriters’ units will be sold.

INDEMNIFICATION

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by McCarter & English, LLP.

EXPERTS

The consolidated financial statements of Hill International, Inc. at December 30, 2006 and December 31, 2005 and for each of the three years in the period ended December 30, 2006 have been audited by Amper, Politziner & Mattia, P.C., independent registered public accounting firm, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the sale and distribution of the securities registered hereby. All amounts other than the SEC registration fee are estimated.

SEC Registration Fee	$0
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$15,000
Printing Fees and Expenses	$5,000
Miscellaneous	$5,000

Total:	$35,000

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation provides that the Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. It further provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized thereby.

Our bylaws provide the Company with the power to indemnify its officers, directors, employees and agents or any person serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

Exhibit No.	Description
4.1
Certificate of Incorporation of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.2
Bylaws of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.3
Common Stock Certificate (previously filed with the Securities and Exchange Commission as Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

4.4
Warrant Certificate (previously filed with the Securities and Exchange Commission as Exhibit 4.3 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

4.5
Form of Warrant Agreement (previously filed with the Securities and Exchange Commission as Exhibit 4.5 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

5.1	Opinion of McCarter & English, LLP (filed herewith).

23.1	Consent of Amper, Politziner & Mattia, P.C. (filed herewith).

23.2	Consent of McCarter & English, LLP (included in exhibit 5.1).

24.1	Power of Attorney (previously filed).

Item 17. Undertakings.

(A) The undersigned registrant hereby undertakes:

(1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marlton, State of New Jersey, on October 22, 2007.

HILL INTERNATIONAL, INC.

By:	/s/ Irvin E. Richter
Irvin E. Richter
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities.

Signature	Title	Date

Chairman of the Board and
/s/ Irvin E. Richter	Chief Executive Officer	October 22, 2007
Irvin E. Richter	(principal executive officer)

*	President and Chief Operating	October 22, 2007
David L. Richter	Officer and Director

/s/ John Fanelli III	Senior Vice President and	October 22, 2007
John Fanelli III	Chief Financial Officer (principal financial and accounting officer)
*
Eric S. Rosenfeld	Director	October 22, 2007

*
Alan S. Fellheimer	Director	October 22, 2007

*
Brian W. Clymer	Director	October 22, 2007

/s/ William J. Doyle
William J. Doyle	Director	October 22, 2007

*
Arnaud Ajdler	Director	October 22, 2007

*By:	Attorney-in-fact pursuant to power of attorney filed as part of this registration statement.

/s/ Irvin E. Richter
Irvin E. Richter

INDEX TO EXHIBITS
Exhibit No.	Description
4.1
Certificate of Incorporation of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.2
Bylaws of the Registrant (previously filed with the Securities and Exchange Commission as Exhibit 3.2 to the Registration Statement on Form S-1 (333-114816) on April 23, 2004 and incorporated herein by reference).

4.3
Common Stock Certificate (previously filed with the Securities and Exchange Commission as Exhibit 4.2 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

4.4
Warrant Certificate (previously filed with the Securities and Exchange Commission as Exhibit 4.3 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

4.5
Form of Warrant Agreement (previously filed with the Securities and Exchange Commission as Exhibit 4.5 to Amendment No. 1 to Registration Statement on Form S-1/A (333-114816) on May 28, 2004 and incorporated herein by reference).

5.1	Opinion of McCarter & English, LLP (filed herewith).

23.1	Consent of Amper, Politziner & Mattia, P.C. (filed herewith).

23.2	Consent of McCarter & English, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (previously filed).